Exhibit 10.2

Execution Version

WAIVER AGREEMENT

WAIVER AGREEMENT (this “Waiver Agreement”), dated as of October 21, 2013, with respect to the AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of June 30, 2001, as amended (the “Agreement”), between Plains All American GP LLC, a Delaware limited liability company (the “Company”), and Greg L. Armstrong (the “Employee”).

RECITALS:

A.                        Capitalized terms not otherwise defined in this Waiver Agreement are used with the meanings ascribed to such terms in the Agreement, or if not defined in the Agreement, with the meanings ascribed to such terms in that certain Sixth Amended and Restated Limited Liability Company Agreement of the Company dated of even date herewith.

B.                        Section 8(d)(ii) of the Agreement provides that if the Employee shall terminate his employment upon a Change in Control of the Company pursuant to clause (D) of Section 7(d)(i) of the Agreement, then the Employee will be paid a lump sum amount, and further, pursuant to Section 8(f) of the Agreement, if the Employee shall terminate his employment under such circumstances, then the Employee will be entitled to continue to participate in certain health-and-accident plans or arrangements of the Company and pursuant to the Prior Waivers (as defined below) shall be entitled to immediately vest in any and all unvested long term incentive arrangements outstanding under the Company’s 1998 Long Term Incentive Plan or the 2005 Long Term Incentive Plan (such entitlement to a lump sum amount, continued participation in such plans or arrangements and immediate vesting under the applicable long term incentive plans being referred to collectively herein as the “Separation Benefits”).

C.                        By separate Waiver Agreements between the Company and Employee dated August 12, 2005 and December 23, 2010 (collectively, the “Prior Waiver Agreements”), Employee has previously agreed to conditionally waive certain rights under the Agreement that would have been triggered but for such waivers, in each case subject to the specific terms and conditions set forth in each of the Prior Waiver Agreements.

D.                        Plains GP Holdings, L.P., a Delaware limited partnership (“PAGP”), was formed in July 2013, and in connection with an initial public offering of equity interests by PAGP (the “IPO”), the existing owners of the Company intend to contribute all of their respective membership interests in the Company to the general partner of PAGP (the “Initial Contribution”), whereupon the general partner of PAGP intends to contribute such interests to PAGP (such contribution, together with the Initial Contribution, referred to collectively as the “Membership Interest Contribution”).

E.                         The Company and the Employee desire to enter this Waiver Agreement to clarify and agree upon the effect of the Membership Interest Contribution and IPO under the Agreement.

WAIVER

In that regard, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee hereby agree as follows:

1.                                      Acknowledgement and Waiver.  The Company and the Employee both acknowledge that the Membership Interest Contribution and/or the IPO would constitute a Change in Control of the Company, and that without this Waiver Agreement, Employee would have the power under Section 7(d) of the Agreement to terminate his employment (the “Termination Power”) and, having done so, would have the right to the Separation Benefits (the “Benefit Right”).

2.                                      Waiver.  Subject to the terms and conditions contained herein, the Employee waives his Termination Power and the Benefit Right, in each case only with respect to the Membership Interest Contribution and the IPO (the “Waiver”).  The Waiver is limited to the effects under the Agreement of the Membership Interest Contribution and the IPO, and does not waive any other provisions of the Agreement nor the effects of any past, present or future transaction constituting a Change in Control of the Company (or any other Good Reason). Specifically, except as expressly provided hereunder with respect to the Membership Interest Contribution and the IPO, the Waiver does not constitute a release or waiver by Employee of any rights or benefits under the Prior Waiver Agreements.

3.                                      Change in Control of the Company Definition; No other Changes to Agreement.  Effective upon the closing of the IPO, the definition of “Change in Control of the Company” in the Agreement shall be modified as follows: A “Change in Control of the Company” shall conclusively be deemed to have occurred at any time following the closing of the initial public offering of Plains GP Holdings, L.P. (“PAGP”) if:

(i)                                     any person (other than PAGP or its wholly owned subsidiaries), including any partnership, limited partnership, syndicate or other group deemed a “person” for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner, directly or indirectly, of 50% or more of the membership interest in the Company or 50% or more of the outstanding limited partnership interests of PAGP;

(ii)                                  any person (other than PAGP or its wholly owned subsidiaries), including any partnership, limited partnership, syndicate or other group deemed a “person” for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner, directly or indirectly, of 50% or more of the membership interest in PAA GP Holdings LLC, a Delaware limited liability company (“PAGP GP”);

(iii)                               PAGP ceases to beneficially own, directly or indirectly, more than 50% of the membership interest in the Company;

(iv)                              KAFU Holdings, L.P. and its affiliates, Lynx Holdings I, LLC and its affiliates, Oxy Holding Company (Pipeline), Inc. and its affiliates, Mark Strome and his affiliates,  Windy, LLC and its affiliates, PAA Management, L.P. and its affiliates, PAGP and its affiliates, Jay Chernosky, Kipp PAA Trust, Paul Riddle, Russell Clingman, David Humphreys and Philip Trinder (collectively, the “Owner Affiliates”), cease to beneficially own, directly or indirectly, more than 50% of the membership interest in PAGP GP; or

(v)                                 there has been a direct or indirect transfer, sale, exchange or other disposition in a single transaction or series of transactions (whether by merger or otherwise) of all or substantially all of the assets of PAGP or Plains All American Pipeline, L.P. to one or more persons who are not affiliates of PAGP (“third party or parties”), other than a transaction in which the Owner Affiliates continue to beneficially own, directly or indirectly, more than 50% of the issued and outstanding voting securities of such third party or parties immediately following such transaction.

Other than the modification of the Change in Control of the Company definition or the Waiver as described herein, the Agreement remains in full force and effect.

4.                                      Miscellaneous.  No provisions of this Waiver Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  The validity, interpretation, construction and performance of this Waiver Agreement shall be governed by the laws of the State of Texas.

5.                                      Entire Agreement.  Subject to the terms hereof, this Waiver Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior oral and written agreements and understandings between the parties with respect to such subject matter.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Waiver Agreement as of the date first above written.

PLAINS ALL AMERICAN GP LLC

By:	s/ Richard McGee
Name:	Richard McGee
Title:	Executive Vice President

GREG L. ARMSTRONG

/s/ Greg L. Armstrong
Employee

[Signature Page to Waiver Agreement]